Crewmen Assignment Agreement
(“Honglin Dredging 9”)

(Unofficial Translation)

Party A:	Zhejiang Honglin Ship Engineering Co., Ltd.
Address:	2nd Floor, 89 Dongda Avenue, Dinghai District, Zhoushan, Zhejiang
Legal Representative: ZHENG Yaping

Party B:	Fujian Xing Gang Port Service Co., Ltd.
Address:	17th Floor, Building A, Zhongshan Plaza, 154 Hudong Road, Fuzhou
Legal Representative: LIN Qing

Party A and Party B, after friendly consultation based on the principles of equality and mutual benefit and on the basis of the “Ship Leasing Contract” executed by the two parties, have reached the agreement regarding the matter of Party A assigning crewmen during the term of Party B’s lease of dredging engineering boat “Honglin Dredging 9” from Party A as follows:

Article I            Generals

1.           The term “assigned crewmen” used herein means those crewmen who are assigned by Party A, pursuant to the provisions of the “Ship Leasing Contract” executed by the two parties and the provisions of herein, to work at relevant posts on “Honglin Dredging 9”; see the attached list for crewmen assignment details.

2.           Party B must pay to Party A the crewmen assignment fee in accordance with the provisions of the “Ship Leasing Contract” executed by the two parties. The said crewmen assignment fee includes salaries that Party A should pay to the crewmen working “Honglin Dredging 9” and all benefits and insurances (including but not limited to pensions insurance, unemployment insurance, medical insurance, family planning insurance, injury insurance, housing fund and commercial insurance).

3.           Term of the agreement: The effective period of this agreement corresponds to and is the same as the term of the lease specified in the “Ship Leasing Contract” executed by the two parties.

Article II            Party A’s Rights and Obligations

1.           Party A has the right to receive the crewmen assignment fee in accordance with the provisions of the “Ship Leasing Contract” executed by the two parties.

2.           Party A must assign crewmen for the ship pursuant to the provisions herein; educate the crewmen on the compliance with the State laws, statutes and regulations; educate the assigned crewmen on the compliance with Party B’s rules and policies, on maintaining confidentiality of commercial secrets and on safeguarding Party B’s legitimate rights and interests.

3.           Party A must ensure that the assigned crewmen have the qualifications and skills required of their respective posts and possess valid and complete employment qualification documents, including but not limited to crewmen service books, maritime crewmen professional training certificates and maritime crewmen service competency certificates.

4.           Party B must notify Party A in writing, three business days in advance, of the boarding time and boarding location for the crewmen assigned by Party A.  Party A must ensure that all the assigned crewmen will report for duty at the time and location specified by Party B.  If there is any factor on Party B’s part that causes a waiting period of more than half a month before the assigned crewmen can be aboard, Party B must still pay the same amount of crewmen assignment fee to Party A pursuant to the provisions herein.

5.           After the assigned crewmen have passed assessment and been placed on duty by Party B, Party A shall not replace them at will.  Party A must ensure that Party B has the absolute leadership authority over the assigned crewmen.  During the term of the agreement, the assigned crewmen must follow the operation arrangement from Party B’s safety and shipping service scheduling department.

6.           Party A will pay salaries and bonuses to the assigned crewmen and withhold and pay on their behalf personal income taxes and make payment for them of all the State mandated insurances, including but not limited to pensions insurance, unemployment insurance, medical insurance, family planning insurance, injury insurance, housing fund and commercial insurance.  Party A shall not make such payments late.

7.           If Party B requests Party A to replace certain assigned crewmen pursuant to the provisions herein, Party A must replace them promptly so as not to affect Party B’s normal operation.

8.           In the event of the occurrence of any accident causing injury to the assigned crewmen, Party A must, after receiving notification from Party B, handle such accident properly in accordance with the provisions of relevant insurance and be responsible for submitting report and insurance claims.

9.           If there a change in the Party A’s bank account number, Party A must notify Party B in writing two business days in advance.

Article III            Party B’s Rights and Obligations

1.           Party B has the right to conduct assessment on the crewmen assigned by Party A.  If the assigned crewmen do not have the qualifications or skills required of their respective posts, Party B has the right to demand Party A to replace them and Party A shall not refuse such demand.  Party A must bear corresponding responsibility if the assigned crewmen’s lack of qualifications or skills causes any loss to Party B.

2.           Party B has the right to require the assigned crewmen to comply with all the rules and policies formulated in accordance with the relevant State laws and policies and follow Party B’s production and operation arrangements.

3.           If the assigned crewmen engage in any of the following during the term of the ship lease, Party B has the right, upon Party A’s acknowledgement, to demand Party A to recall them without any liability for breach:
(1)           Violation of Party B’s work disciplines or rules and regulations, and after criticism and education, failure to make any correction or rectification;
(2)           Negligence of duties, resulting in serious loss or damage to Party B’s interests;
(3)           Violation of law and statutes or being the subject of criminal legal proceedings;
(4)           Inability to perform original work duties after treatment period for illness or work-related injury and inability, or refusal, to perform other work assigned by Party A;

4.           Party B has the right to submit written opinion on, and negotiate with regard to, Party A's behavior that violates the relevant provisions of this agreement.  Party A must respond to Party B in writing within ten business days upon receiving the written opinion from Party B.

5.           Party B must manage the assigned crewmen in such areas as their posts’ duties and responsibilities and labor discipline and provide them with relevant training;

6.           Party B must provide to the assigned crewmen working environment, labor conditions and labor protection that are in compliance with the provisions of the State’s “Labor Law”;

7.           Party B must pay the crewmen assignment fee in accordance with the provisions of the “Ship Leasing Contract”.

8.           Party B must pay to Party A the corresponding expenses for those assigned crewmen who suffer work-related injury or contract occupational disease and, upon verification, have lost, or partially lost, their ability to work and who suffer work-related death in accordance with the law;

9.           Party B must supervise in the processing of relevant legal work documents for the dispatch crewmen required for the term of service and educate them on the adherence of disciplines and compliance of law;

10.         Party B must notify Party A fifteen business days in advance in the event of relocation of work location due to business need; notify Party A two business days in advance in the event of any change of contact telephone number and fax number;

11.         Party B must arrange work posts for the assigned crewmen in accordance with the provisions herein, consult with Party A if there is need for any change and bear all consequences resulting from changing the posts of the assigned crewmen without prior consultation with Party A.

Article IV            Dispute and Arbitration

Any dispute arising from performance of, or in connection with, this agreement must be settled through consultation; if such consultation fails, either party may submit the dispute to the jurisdiction of the people’s court at Party B’s location.

Article V            Others

1.           Other matters not covered herein must be settled by Party A and Party B through consultation or be provided in supplemental agreement formulated in accordance with relevant provisions of the State law, statutes and regulations.

2.           If any content herein conflicts with the State law or policies, or is inconsistent due to the changes of the law and policies, the provisions of the law or such policies shall prevail.

3.           All attachments hereto are the component parts hereto and have the same legal effect.

4.           This agreement is an attachment to the “Ship Leasing Contract” executed by the two parties and shall become effective at the same time when the “Ship Leasing Contract” takes effect.

5.           This agreement is in duplicates, with one to each party, and both have the same legal effect.

Party A:                        /seal/ Zhejiang Honglin Ship Engineering Co., Ltd.
Legal Representative: /s/ ZHENG Yaping

Party B:                        /seal/ Fujian Xing Gang Port Service Co., Ltd.
Legal Representative: /s/ LIN Qing

Date:     June 19, 2010

Attachment: List of Assigned Crewmen
Post	Number
Captain	1
First Mate	1
Chief Engineer	1
Second Mate	1
Second Engineer	1
Third Engineer	1
Fourth Engineer	1
Third Mate	1
Seamen Chief	1
Long Mechanic	1
Mechanic	12
Seaman	12
Cook	1
Total	35